EXHIBIT 23.1




CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of American Ecology Corporation of our report dated January 28, 2005 appearing in the Annual Report on Form 10-K of American Ecology Corporation. for the year ended December 31, 2004, of our report dated April 15, 2005 with respect to management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which report is included in this amended annual report on Form 10-K/A of American Ecology Corporation for the year ended December 31, 2004 and to the reference to us under the heading "Experts" in the Registration Statement.

MOSS ADAMS LLP
Los Angeles, California
July 19, 2005